HNI Corporation 600 East Second Street, Muscatine, Iowa 52761, Tel 563 272 7400, Fax 563 272 7347, www.hnicorp.com

News Release

For Information Contact:
Marshall H. Bridges, Vice President and Chief Financial Officer (563) 272-7400
Jack D. Herring, Treasurer, Director of Finance and Investor Relations (563) 506-9783

HNI CORPORATION REPORTS EARNINGS
FOR FOURTH QUARTER AND FISCAL YEAR 2017

MUSCATINE, Iowa (February 8, 2018) – HNI Corporation (NYSE: HNI) today announced sales for the full year ended December 30, 2017 of $2,176 million and net income of $90 million. GAAP net income per diluted share was $2.00 compared to $1.88 in the prior year. GAAP net income includes a one-time tax benefit of $45 million related to the recently enacted tax legislation, partially offset by several nonrecurring charges. Non-GAAP net income per diluted share was $1.97 compared to $2.62 in the prior year.

Fourth quarter sales were $584 million and net income was $34 million. GAAP net income per diluted share, which also includes the tax legislation impact and several nonrecurring charges, was $0.77 compared to $0.24 in the prior year. Non-GAAP net income per diluted share was $0.47 compared to $0.82 in the prior year. GAAP to non-GAAP reconciliations follow the financial statements in this release.

Fourth Quarter Summary Comments
“Our fourth quarter played out as we expected. We stabilized our supplies-driven business, made strong progress with our operational transformations, and positioned our Business Systems Transformation initiative for a successful go-live. The new tax legislation created a positive non-cash adjustment of our deferred tax liabilities and will lower our future tax expense. We also incurred several charges reflecting our multi-year effort to advance our operational capability and optimize our business portfolio. With this round of efforts largely complete, we are excited about our market momentum and the platform we’ve built to drive long-term shareholder value,” said Stan Askren, HNI Corporation Chairman, President and Chief Executive Officer.

Full Year - Financial Performance
(Dollars in millions, except per share data)
	Twelve Months Ended
	December 30, 2017	December 31, 2016	Change
GAAP
Net Sales	$2,175.9	$2,203.5	(1.3%)
Gross Profit %	36.0%	37.9%	-190	bps
SG&A %	30.9%	30.3%	60	bps
(Gain) loss on sale, disposal, and license of assets %	(0.1%)	1.0%	-110	bps
Restructuring and impairment charges %	1.7%	0.5%	120	bps
Operating Income	$76.7	$133.7	(42.6%)
Operating Income %	3.5%	6.1%	-260	bps
Effective Tax Rate	(27.4%)	33.6%	-6,100	bps
Net Income %	4.1%	3.9%	20	bps
EPS – diluted	$2.00	$1.88	6.4%

Non-GAAP
Organic Sales	$2,158.9	$2,094.3	3.1%
Gross Profit %	37.3%	38.6%	-130	bps
Operating Income	$139.4	$184.3	(24.4%)
Operating Income %	6.4%	8.4%	-200	bps
Effective Tax Rate	33.9%	33.6%	30	bps
EPS – diluted	$1.97	$2.62	(24.8%)

Full Year Summary Comments

•
Consolidated net sales decreased $27.6 million or 1.3 percent from the prior year to $2,175.9 million. On an organic basis, sales increased 3.1 percent. The net impact of acquisitions and divestitures of small office furniture companies decreased sales $92.2 million compared to the prior year.

•
GAAP gross profit margin decreased 190 basis points compared to the prior year. Of this decline, 130 basis points were driven by input cost inflation and unfavorable product mix, partially offset by higher sales volume and the impact of divestitures. The remaining decrease of 60 basis points was due to higher restructuring and transition costs.

•
Selling and administrative expenses increased primarily due to strategic investments, partially offset by lower incentive based compensation, the impact of divestitures, and the impact of stock price change on deferred compensation.

•
The Corporation recorded $16.5 million of restructuring costs and $17.0 million of transition costs in 2017 in connection with previously announced facility closures and structural realignments. Of these charges, $27.3 million was included in cost of sales. Specific items include severance, accelerated depreciation, and production move costs. The Corporation also recorded net charges of $29.3 million related to impairments of goodwill and intangibles, nonrecurring gains and losses, and a valuation reserve on a long-term note receivable.

•	The Corporation recorded a one-time tax benefit of $44.8 million related to the recently enacted tax legislation. The adjustment resulted primarily from the revaluation of deferred tax items.

Fourth Quarter - Financial Performance
(Dollars in millions, except per share data)
	Three Months Ended
	December 30, 2017	December 31, 2016	Change
GAAP
Net Sales	$584.3	$581.3	0.5%
Gross Profit %	35.0%	37.6%	-260	bps
SG&A %	30.1%	29.4%	70	bps
Loss on sale and disposal of assets %	0.8%	3.9%	-310	bps
Restructuring and impairment charges %	5.8%	1.5%	430	bps
Operating Income (Loss)	($10.6)	$16.5	(164.4%)
Operating Income (Loss) %	(1.8%)	2.8%	-460	bps
Effective Tax Rate	359.9%	29.8%	33,010	bps
Net Income %	5.8%	1.9%	390	bps
EPS – diluted	$0.77	$0.24	220.8%

Non-GAAP
Organic Sales	$579.8	$559.0	3.7%
Gross Profit %	36.1%	38.6%	-250	bps
Operating Income	$35.2	$56.4	(37.6%)
Operating Income %	6.0%	9.7%	-370	bps
Effective Tax Rate	36.4%	32.5%	390	bps
EPS – diluted	$0.47	$0.82	(42.7%)

Fourth Quarter Summary Comments

•
Consolidated net sales increased $3.0 million or 0.5 percent from the prior year quarter to $584.3 million. On an organic basis, sales increased 3.7 percent. The net impact of acquisitions and divestitures of small office furniture companies decreased sales $17.8 million compared to the prior year quarter.

•
GAAP gross profit margin decreased 260 basis points compared to the prior year quarter. Of this decline, 250 basis points were driven by input cost inflation, operational transformations, and unfavorable product and business mix, partially offset by higher sales volume and the impact of divestitures. The remaining decrease of 10 basis points was due to higher restructuring and transition costs.

•
Selling and administrative expenses increased primarily due to strategic investments, partially offset by the impact of stock price change on deferred compensation, the impact of divestitures, and lower incentive based compensation.

•
The Corporation recorded $4.5 million of restructuring costs and $5.3 million of transition costs in the fourth quarter in connection with previously announced facility closures and structural realignments. Of these charges, $6.9 million was included in cost of sales. Specific items include severance, accelerated depreciation, and production move costs. The Corporation also recorded net charges of $36.1 million related to impairments of goodwill and intangibles, a nonrecurring loss, and a valuation reserve on a long-term note receivable.

•	The Corporation recorded a one-time tax benefit of $44.8 million related to the recently enacted tax legislation. The adjustment resulted primarily from the revaluation of deferred tax items.

Office Furniture – Financial Performance
(Dollars in millions)
	Three Months Ended				Twelve Months Ended
	December 30, 2017	December 31, 2016	Change		December 30, 2017	December 31, 2016	Change
GAAP
Net Sales	$429.0	$433.5	(1.0%)		$1,660.7	$1,703.9	(2.5%)
Operating Profit (Loss)	($15.7)	$8.0	(296.0%)		$50.2	$117.4	(57.3%)
Operating Profit (Loss) %	(3.7%)	1.8%	-550	bps	3.0%	6.9%	-390	bps

Non-GAAP
Organic Sales	$424.5	$411.2	3.2%		$1,643.7	$1,594.7	3.1%
Operating Profit	$18.4	$43.0	(57.2%)		$101.2	$158.0	(35.9%)
Operating Profit %	4.3%	9.9%	-560	bps	6.1%	9.3%	-320	bps

•
Fourth quarter office furniture net sales decreased $4.5 million or 1.0 percent from the prior year quarter to $429.0 million. On an organic basis, sales increased 3.2 percent driven by increases in the North American contract and international businesses. The net impact of acquisitions and divestitures of small office furniture companies decreased sales $17.8 million compared to the prior year quarter.

•
Fourth quarter office furniture GAAP operating profit margin decreased 550 basis points. Of this decline, 560 basis points were driven by input cost inflation, operational transformations, unfavorable product and business mix, and strategic investments, partially offset by higher sales volume, lower incentive based compensation, and the impact of divestitures. This decline was partially offset by an increase of 10 basis points due to lower nonrecurring items, which include restructuring and impairment charges, transition costs, and loss on sale and disposal of assets.

Hearth Products – Financial Performance
(Dollars in millions)
	Three Months Ended				Twelve Months Ended
	December 30, 2017	December 31, 2016	Change		December 30, 2017	December 31, 2016	Change
GAAP
Net Sales	$155.3	$147.8	5.1%		$515.2	$499.6	3.1%
Operating Profit	$31.0	$28.3	9.4%		$83.6	$70.0	19.6%
Operating Profit %	20.0%	19.2%	80	bps	16.2%	14.0%	220	bps

Non-GAAP
Operating Profit	$32.4	$30.5	6.2%		$85.0	$77.6	9.5%
Operating Profit %	20.9%	20.6%	30	bps	16.5%	15.5%	100	bps

•	Fourth quarter hearth products net sales increased $7.5 million or 5.1 percent from the prior year quarter to $155.3 million driven by increases in the new construction and retail businesses.

•
Fourth quarter hearth products GAAP operating profit margin increased 80 basis points. Of this increase, 30 basis points were driven by structural cost reductions and higher sales volume. The remaining increase of 50 basis points was due to lower restructuring and transition costs.

Outlook
"We are excited about 2018 and optimistic about our opportunities to drive volume and profit growth. The investments we’ve made, including our Business Systems Transformation initiative that successfully went live February 1st, have put us in position to drive new levels of productivity and take advantage of improving market demand. The actions we’ve taken over the last several years have made us a stronger company, able to better drive long-term profitable growth for our shareholders.

"The first quarter will be a period of transition and a low point for the year. Profit will be negatively impacted by costs associated with our Business Systems Transformation initiative, input cost inflation, and unfavorable business mix. We expect our profit to improve through the year as we complete our significant transformations and realize the financial returns from our efforts," said Mr. Askren.

The Corporation estimates full year 2018 non-GAAP earnings per share, which excludes restructuring and transition costs, to be in the range of $2.40 to $2.80. This estimate includes the recently enacted tax legislation impact. Full year organic sales are expected to be up 5 to 8 percent. Including the impacts of acquisitions and divestitures, full year sales are expected to be up 1 to 4 percent.

For the first quarter, the Corporation expects organic sales to be up 5 to 8 percent. Including the impacts of acquisitions and divestitures, first quarter sales are expected to be up 2 to 5 percent. First quarter non-GAAP earnings per share are anticipated to be in the range of $0.01 to $0.06, which excludes restructuring and transition costs.

Conference Call
HNI Corporation will host a conference call on Friday, February 9, 2018 at 10:00 a.m. (Central) to discuss fourth quarter and fiscal year 2017 results. To participate, call 1-877-512-9166 – conference ID number 1493027. A live webcast of the call will be available on HNI Corporation’s website at http://www.hnicorp.com (under Investors – News Releases & Events). A replay of the webcast will be made available at this website address. An audio replay of the call will be available until Friday, February 16, 2018, 10:59 p.m. (Central) by dialing 1-855-859-2056 or 1-404-537-3406 – Conference ID number 1493027.

About HNI Corporation
HNI Corporation is an NYSE traded company (ticker symbol:  HNI) providing products and solutions for the home and workplace environments. HNI Corporation is a leading global provider and designer of office furniture and the leading manufacturer and marketer of hearth products. We sell the broadest and deepest selection of quality office furniture solutions available to meet the needs of every customer through an extensive portfolio of well-known and trusted brands. Our hearth products are the strongest, most respected brands in the industry and include a full array of gas, electric, wood and biomass burning fireplaces, inserts, stoves, facings, and accessories. More information can be found on the Corporation's website at www.hnicorp.com.

Forward-looking Statements
This release contains "forward-looking" statements based on current expectations regarding future plans, events, outlook, objectives, and financial performance, expectations for future sales growth, and earnings per diluted share (GAAP and non-GAAP). Forward-looking statements can be identified by words including “expect,” “believe,” “anticipate,” “estimate,” “may,” “will,” “would,” “could,” “confident”, or other similar words, phrases, or expressions. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Corporation's actual future results and performance to differ materially from expected results. These risks include but are not limited to: the levels of office furniture needs and housing starts; overall demand for our products; general economic and market conditions in the United States and internationally; industry and competitive conditions; the consolidation and concentration of our customers; our reliance on our network of independent dealers; changes in raw material, component, or commodity pricing; market acceptance and demand for our new products; our ability to successfully implement our business software system implementation; our ability to achieve desired results from closures and structural cost reduction initiatives; our ability to achieve the anticipated benefits from integrating our acquired businesses and alliances; changing legal, regulatory, environmental, and healthcare conditions; the risks associated with international operations; the potential impact of product defects; the various restrictions on our financing activities; an inability to protect our intellectual property; the impact of recent tax legislation; and force majeure events outside the Corporation’s control. A description of these risks and additional risks can be found in the Corporation's annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q. The Corporation undertakes no obligation to update, amend, or clarify forward-looking statements.

HNI Corporation and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 30, 2017	December 31, 2016	December 30, 2017	December 31, 2016
Net sales	$584,275	$581,285	$2,175,882	$2,203,489
Cost of sales	380,006	362,457	1,391,894	1,368,476
Gross profit	204,269	218,828	783,988	835,013
Selling and administrative expenses	175,934	170,783	671,831	667,744
(Gain) loss on sale, disposal, and license of assets	4,856	22,613	(1,949)	22,572
Restructuring and impairment charges	34,091	8,948	37,416	11,005
Operating income (loss)	(10,612)	16,484	76,690	133,692
Interest income	(170)	84	297	305
Interest expense	2,147	990	6,375	5,086
Income before income taxes	(12,929)	15,578	70,612	128,911
Income tax expense (benefit)	(46,859)	4,621	(19,286)	43,273
Net income	33,930	10,957	89,898	85,638
Less: Net income (loss) attributable to the non-controlling interest	91	65	103	61
Net income attributable to HNI Corporation	$33,839	$10,892	$89,795	$85,577

Average number of common shares outstanding – basic	43,444,885	44,418,833	43,839,004	44,413,941
Net income attributable to HNI Corporation per common share – basic	$0.78	$0.25	$2.05	$1.93

Average number of common shares outstanding – diluted	44,153,300	45,587,997	44,839,813	45,502,219
Net income attributable to HNI Corporation per common share – diluted	$0.77	$0.24	$2.00	$1.88

HNI Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

(Unaudited)

	December 30, 2017	December 31, 2016
Assets
Current Assets:
Cash and cash equivalents	$23,348	$36,312
Short-term investments	2,015	2,252
Receivables	258,551	229,436
Inventories	155,683	118,438
Prepaid expenses and other current assets	49,283	46,603
Total Current Assets	488,880	433,041

Property, Plant, and Equipment:
Land and land improvements	28,593	27,403
Buildings	306,137	283,930
Machinery and equipment	556,571	528,099
Construction in progress	39,788	51,343
	931,089	890,775
Less accumulated depreciation	540,768	534,330
Net Property, Plant, and Equipment	390,321	356,445

Goodwill and Other Intangible Assets	490,892	511,419

Deferred Income Taxes	193	719

Other Assets	21,264	28,610

Total Assets	$1,391,550	$1,330,234

Liabilities and Equity
Current Liabilities:
Accounts payable and accrued expenses	$450,128	$425,046
Current maturities of long-term debt	36,648	34,017
Current maturities of other long-term obligations	2,927	4,410
Total Current Liabilities	489,703	463,473

Long-Term Debt	240,000	180,000

Other Long-Term Liabilities	70,409	75,044

Deferred Income Taxes	76,861	110,708

Equity:
HNI Corporation shareholders' equity	514,068	500,603
Non-controlling interest	509	406

Total Equity	514,577	501,009

Total Liabilities and Equity	$1,391,550	$1,330,234

HNI Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands)

(Unaudited)

	Twelve Months Ended
	December 30, 2017	December 31, 2016
Net cash flows from (to) operating activities	$133,149	$223,362
Net cash flows from (to) investing activities	(118,024)	(153,026)
Net cash flows from (to) financing activities	(28,089)	(62,572)
Net increase (decrease) in cash and cash equivalents	(12,964)	7,764
Cash and cash equivalents at beginning of period	36,312	28,548
Cash and cash equivalents at end of period	$23,348	$36,312

HNI Corporation and Subsidiaries
Reportable Segment Data
(In thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 30, 2017	December 31, 2016	December 30, 2017	December 31, 2016
Net Sales:
Office furniture	$428,987	$433,487	$1,660,723	$1,703,885
Hearth products	155,288	147,798	515,159	499,604
Total	$584,275	$581,285	$2,175,882	$2,203,489

Income Before Income Taxes:
Office furniture	$(15,680)	$8,001	$50,176	$117,397
Hearth products	30,997	28,337	83,649	69,960
General corporate	(28,246)	(20,760)	(63,213)	(58,446)
Total	$(12,929)	$15,578	$70,612	$128,911

Depreciation and Amortization Expense:
Office furniture	$10,920	$12,379	$48,435	$45,088
Hearth products	1,942	3,474	10,109	12,486
General corporate	5,487	4,186	14,328	11,373
Total	$18,349	$20,039	$72,872	$68,947

Capital Expenditures (including capitalized software):
Office furniture	$14,991	$22,021	$79,458	$65,944
Hearth products	4,538	2,248	17,356	11,217
General corporate	3,971	12,816	30,577	42,423
Total	$23,500	$37,085	$127,391	$119,584

			As of December 30, 2017	As of December 31, 2016
Identifiable Assets:
Office furniture			$821,767	$749,145
Hearth products			347,189	340,494
General corporate			222,594	240,595
Total			$1,391,550	$1,330,234

Non-GAAP Financial Measures

This earnings release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to HNI’s financial statements as prepared in accordance with GAAP are included below and throughout this earnings release. This information gives investors additional insights into HNI’s financial performance and operations. While HNI’s management believes the non-GAAP financial measures are useful in evaluating HNI’s operations, this information should be considered supplemental and not in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. In addition, these measures may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes.

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures within this earnings release: organic sales, gross profit, operating income, operating profit, and net income per diluted share (i.e., EPS). These measures are adjusted from the comparable GAAP measures to exclude the after-tax impacts of the selected items as summarized in the table below. Generally, Non-GAAP EPS is calculated using HNI’s overall effective tax rate for the period, as this rate is reflective of the tax applicable to most non-GAAP adjustments. In fourth quarter 2017, the effective tax rate applied to most non-GAAP items was adjusted for one-time tax impacts that cause a variation in the effective tax rate, including the one-time tax credit due to the revaluation of deferred tax items relating to the recently enacted tax legislation.

The sales adjustments to arrive at our non-GAAP organic sales information included in this earnings release excludes the impacts of acquisitions and divestitures. The transactions excluded for purposes of our other non-GAAP financial information included in this earnings release for both years presented include restructuring and transition costs. The restructuring and transition costs are costs incurred as part of the previously announced closures of the hearth manufacturing facilities in Paris, Kentucky and Colville, Washington and the office furniture manufacturing facility in Orleans, Indiana and structural realignments in China and between office furniture facilities in Muscatine, Iowa. Specific transition items incurred include severance, accelerated depreciation, and production move costs. Specific transactions in 2017 excluded for purposes of our other non-GAAP financial information included in this earnings release include the impairment of goodwill and other intangibles, a valuation reserve on a long-term note receivable, the loss on the disposal of a manufacturing facility, the tax impact related to the recently enacted tax legislation, a nonrecurring gain on the sale and license of a previously acquired intangible asset, and the gain on the sale of a closed manufacturing facility. Specific transactions in 2016 excluded for purposes of our other non-GAAP financial information included in this earnings release include the impairment of goodwill and other intangibles, the accelerated depreciation in conjunction with the donation of a building, the loss on the sale of Artcobell, a K-12 education furniture company, and a nonrecurring gain on a litigation settlement.

This earnings release also contains a forward-looking estimate of non-GAAP earnings per diluted share for the first quarter and fiscal year 2018. We provide such non-GAAP measures to investors on a prospective basis for the same reasons we provide it to investors on a historical basis. We are unable to provide a reconciliation of our forward-looking estimate of non-GAAP earnings per diluted share to a forward-looking estimate of GAAP earnings per diluted share without unreasonable efforts because certain information needed to make a reasonable forward-looking estimate of GAAP earnings per diluted share is highly variable and difficult to predict and estimate, and is dependent on future events which are uncertain or outside of our control. These may include unanticipated charges related to asset impairments (fixed assets, intangibles, or goodwill), unanticipated acquisition related costs, and other unanticipated nonrecurring items not reflective of ongoing operations. We expect the variability of these charges to have a potentially unpredictable, and potentially significant, impact on our GAAP earnings per diluted share.

HNI Corporation Reconciliation
(Dollars in millions)
	Three Months Ended
	December 30, 2017			December 31, 2016
	Office Furniture	Hearth	Total	Office Furniture	Hearth	Total
Sales as reported (GAAP)	$429.0	$155.3	$584.3	$433.5	$147.8	$581.3
% change from PY	(1.0%)	5.1%	0.5%

Less: Impact of Acquisitions and Divestitures	4.5	—	4.5	22.3	—	22.3

Organic Sales (non-GAAP)	$424.5	$155.3	$579.8	$411.2	$147.8	$559.0
% change from PY	3.2%	5.1%	3.7%

HNI Corporation Reconciliation
(Dollars in millions)
	Twelve Months Ended
	December 30, 2017			December 31, 2016
	Office Furniture	Hearth	Total	Office Furniture	Hearth	Total
Sales as reported (GAAP)	$1,660.7	$515.2	$2,175.9	$1,703.9	$499.6	$2,203.5
% change from PY	(2.5%)	3.1%	(1.3%)

Less: Impact of Acquisitions and Divestitures	17.0	—	17.0	109.2	—	109.2

Organic Sales (non-GAAP)	$1,643.7	$515.2	$2,158.9	$1,594.7	$499.6	$2,094.3
% change from PY	3.1%	3.1%	3.1%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended
	December 30, 2017
	Gross Profit	Operating Income (Loss)	Tax	Net Income	EPS
As reported (GAAP)	$204.3	$(10.6)	$(46.9)	$33.8	$0.77
% of net sales	35.0%	(1.8%)		5.8%
Tax %			359.9%

Restructuring charges	1.6	4.5	1.5	3.0	0.07
Impairment charges	—	20.9	7.2	13.8	0.31
Transition costs	5.3	5.3	1.8	3.5	0.08
Valuation allowance of long-term note receivable	—	10.3	0.4	9.8	0.22
Loss on disposal of assets	—	4.8	3.0	1.8	0.04
Tax legislation	—	—	44.8	(44.8)	(1.02)

Results (non-GAAP)	$211.2	$35.2	$11.8	$20.9	$0.47
% of net sales	36.1%	6.0%		3.6%
Tax %			36.4%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended
	December 31, 2016
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$218.8	$16.5	$4.6	$10.9	$0.24
% of net sales	37.6%	2.8%		1.9%
Tax %			29.8%

Restructuring charges	3.1	6.2	2.1	4.3	0.10
Impairment charges	—	5.8	1.9	3.8	0.08
Charitable donation of building	—	2.8	1.0	1.8	0.04
Transition costs	2.5	2.5	0.8	1.7	0.03
Loss on sale of assets	—	22.6	7.6	15.0	0.33

Results (non-GAAP)	$224.4	$56.4	$18.0	$37.5	$0.82
% of net sales	38.6%	9.7%		6.4%
Tax %			32.5%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Twelve Months Ended
	December 30, 2017
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$784.0	$76.7	$(19.3)	$89.8	$2.00
% of net sales	36.0%	3.5%		4.1%
Tax %			(27.4%)

Restructuring charges	10.3	16.5	5.6	10.9	0.25
Impairment charges	—	20.9	7.1	13.9	0.31
Transition costs	17.0	17.0	5.7	11.2	0.25
Valuation allowance of long-term note receivable	—	10.3	0.4	9.8	0.22
(Gain) loss on sale, disposal, and license of assets	—	(2.0)	0.7	(2.7)	(0.06)
Tax legislation	—	—	44.8	(44.8)	(1.00)

Results (non-GAAP)	$811.3	$139.4	$45.0	$88.1	$1.97
% of net sales	37.3%	6.4%		4.1%
Tax %			33.9%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Twelve Months Ended
	December 31, 2016
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$835.0	$133.7	$43.3	$85.6	$1.88
% of net sales	37.9%	6.1%		3.9%
Tax %			33.6%

Restructuring charges	5.3	10.5	3.6	7.0	0.16
Impairment charges	—	5.8	1.9	3.8	0.08
Charitable donation of building	—	4.4	1.5	2.9	0.06
Transition costs	9.3	9.3	3.1	6.2	0.14
Nonrecurring gain	—	(2.0)	(0.7)	(1.3)	(0.03)
Loss on sale of assets	—	22.6	7.6	15.0	0.33

Results (non-GAAP)	$849.6	$184.3	$60.3	$119.2	$2.62
% of net sales	38.6%	8.4%		5.4%
Tax %			33.6%

Office Furniture Reconciliation
(Dollars in millions)
	Three Months Ended			Twelve Months Ended
	December 30, 2017	December 31, 2016	Percent Change	December 30, 2017	December 31, 2016	Percent Change
Operating profit (loss) as reported (GAAP)	($15.7)	$8.0	(296.0%)	$50.2	$117.4	(57.3%)
% of net sales	(3.7%)	1.8%		3.0%	6.9%

Restructuring charges	3.8	4.7		11.6	5.1
Impairment charges	20.9	5.8		20.9	5.8
Transition costs	4.6	1.9		13.7	7.1
Loss on sale and disposal of assets	4.8	22.6		4.8	22.6

Operating profit (non-GAAP)	$18.4	$43.0	(57.2%)	$101.2	$158.0	(35.9%)
% of net sales	4.3%	9.9%		6.1%	9.3%

Hearth Reconciliation
(Dollars in millions)
	Three Months Ended			Twelve Months Ended
	December 30, 2017	December 31, 2016	Percent Change	December 30, 2017	December 31, 2016	Percent Change
Operating profit as reported (GAAP)	$31.0	$28.3	9.4%	$83.6	$70.0	19.6%
% of net sales	20.0%	19.2%		16.2%	14.0%

Restructuring charges	0.7	1.6		4.9	5.4
Transition costs	0.7	0.6		3.3	2.2
Gain on sale and license of assets	—	—		(6.8)	—

Operating profit (non-GAAP)	$32.4	$30.5	6.2%	$85.0	$77.6	9.5%
% of net sales	20.9%	20.6%		16.5%	15.5%